Exhibit 4.1

CERTIFICATE OF DESIGNATION
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
(Par Value $.001 Per Share)

OF

ENIGMA SOFTWARE GROUP, INC.

Pursuant to Section 151 of Title 8 of the
General Corporation Law of the State of
Delaware

The undersigned duly authorized officer of Enigma Software Group, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Company’s Board of Directors (the “Board of Directors”), pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”) on June 27, 2006:

RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by the Company's Certificate of Incorporation (the “Certificate of Incorporation”), the Board of Directors hereby provides for the issuance of a series of convertible preferred stock, and hereby fixes the powers, designations, preferences and relative optional or other special rights of, and qualifications, limitations or restrictions on, the shares of convertible preferred stock, in addition to any set forth in the Certificate of Incorporation that are applicable to such shares, as follows:

ARTICLE 1

DESIGNATION AND RANK

1.1  Designation. This resolution shall provide for a single series of preferred stock, the designation of which shall be Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock is 10,000,000 shares. The Series A Preferred Stock will have the relative rights and preferences to all other classes and series of the capital stock of the Company as set forth herein.

1.2  Rank.

(a)  Dividends and Other Distributions. With respect to the payment of dividends and other distributions on the capital stock of the Company, other than the distribution of the assets upon a liquidation, dissolution or winding-up of the affairs of the Company, the Series A Preferred Stock shall rank: (i) senior to the common stock of the Company, par value $.001 per share (the “Common Stock”), (ii) senior to any new class or series of stock of the Company that by its terms ranks junior to the Series A Preferred Stock, or that does not provide any terms for seniority, as to payment of dividends, (iii) on a parity with any new class or series of stock of the Company that by its terms ranks on a parity with the Series A Preferred Stock as to payment of dividends and (iv) with the consent or approval of the holders of all of the then outstanding shares of the Series A Preferred Stock, junior to any new class of stock of the Company that by its terms ranks senior to the Series A Preferred Stock with respect to dividends.

(b)  Liquidation. With respect to the distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the Series A Preferred Stock shall rank (i) on a parity the Common Stock, (ii) senior to any new class or series of stock of the Company that by its terms ranks junior to the Series A Preferred Stock, or that does not provide any terms for seniority, as to distribution of assets upon liquidation, dissolution or winding-up, (iii) on a parity with any new class or series of stock of the Company that by its terms ranks on a parity with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding-up of the Company and (iv) with the consent of the holders of all of the then outstanding shares of the Series A Preferred Stock, junior to any new class of stock of the Company that by its terms ranks senior to the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding-up of the Company.

ARTICLE 2

DIVIDEND RIGHTS

2.1  Dividends or Distributions.

(a)  The holders of the Series A Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors, out of funds of the Company legally available therefore, dividends or distributions. No dividends or distributions in cash, securities or other property shall be declared or paid or set apart for payment on any class or series of stock that is junior to or on a parity with the Series A Preferred Stock with respect to dividends, unless such dividend or distribution is likewise declared, paid or set apart for payment on the Series A Preferred Stock (i) in an amount (and form) equal to the dividend or distribution that would be payable if the Series A Preferred Stock were converted into Common Stock on the date of payment, declaration or distribution, if the dividend or distribution is to Common Stock, or (ii) at a rate proportionate to the relative per share Stated Value (as defined in Section 3.1(a) hereof) of the Series A Preferred Stock as the dividend or distribution to be declared, paid or set apart for payment is to the original issuance price of the recipient class or series is other than Common Stock.

(b)  No dividend shall be paid or declared on any share of Common Stock (other than dividends payable in Common Stock for which an adjustment is made pursuant to Section 3.2(a) hereof), unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series A Preferred Stock in an amount determined as set forth in paragraph (a) above. For purposes hereof, the term “dividend(s)” shall include any pro rata distribution by the Company, out of funds of the Company legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

(c)  Prior to declaring any dividend or making any distribution on or with respect to shares of any capital stock that is junior to or on a parity with the Series A Preferred Stock or Common Stock, the Company shall take all prior corporate action necessary to authorize the issuance of any securities that are issuable as a dividend or distribution in respect of the Series A Preferred Stock.

(d)  The record date for any dividends or distribution payable in respect of the Series A Preferred Stock shall be the record date for the applicable dividend or distribution on the Common Stock and any such dividends or distributions shall be payable to the individual, entity or group in whose name the Series A Preferred Stock is registered at the close of business on the applicable record date.

ARTICLE 3

CONVERSION RIGHTS

3.1  Conversion of Series A Preferred Stock into Common Stock. The holders of Series A Preferred Stock shall have the conversion rights as follows:

(a)  Right to Convert. As long as the Debenture, as defined herein, is outstanding, subject to and upon compliance with the provisions of this Article 3, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after the date of issuance of such share, at the principal office of the Company or any transfer agent for the Series A Preferred Stock, into such number of fully-paid and non-assessable shares of Common Stock as is determined by the ratio obtained by dividing the number of shares of Series A Preferred Stock by the Series A Conversion Price, determined as hereinafter provided. The “Series A Conversion Price” shall initially be equal to the $0.07 and shall be subject to adjustment as hereinafter provided.

(b)  Automatic Conversion. Each share of Series A Preferred Stock shall automatically convert into shares of Common Stock at the then-effective Series A Conversion Price, immediately upon the earlier to occur of (i) the repayment in full (the “Repayment”) by the Company of its obligations under the Debenture, dated as of June 28, 2006, issued to Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP and identified as Debenture Number June - 2006 - 101 (the “Debenture”), or (ii) the Conversion (as defined in the Debenture) in full of the Debenture and any accrued interest thereon. In the event of the automatic conversion of the Series A Preferred Stock, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Preferred Stock shall be deemed not to have converted such Series A Preferred Stock until immediately prior to the occurrence of the Repayment or Conversion, and the conversion will be conditioned upon the occurrence of such respective occurrence.

3.2  Adjustments.

(a)  In the event that the outstanding shares of Common Stock shall be subdivided (by forward stock split, stock dividend or other like occurrence) into a greater number of shares of Common Stock, and no equivalent subdivision or increase is made with respect to the Series A Preferred Stock, the Series A Conversion Price then in effect for the Series A Preferred Stock shall, concurrently with the effectiveness of such subdivision or other increase, be proportionately decreased. In the event that the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock (by reverse split or otherwise), and no equivalent combination or consolidation is made with respect to the Series A Preferred Stock, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. Notwithstanding the foregoing, no adjustment will be made pursuant to this Section 3.2(a) with respect to any capital reorganization or reclassification with respect to which an adjustment shall have been made under Section 3.2(b) hereof. In the event of the (i) issuance to holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock or (ii) distribution to holders of Common Stock of capital stock (other than Common Stock), evidences of indebtedness of the Company, assets or rights or warrants to subscribe for or purchase any of its securities, then, as a condition of such issuance or distribution, lawful and adequate provisions shall be made, whereby each holder of a share of Series A Preferred Stock shall thereafter, upon conversion, receive the type and amount of the securities, assets, rights or warrants, to which the holder of the number of shares of Common Stock deliverable upon the conversion of such shares of Series A Preferred Stock would have been so entitled at the time of such issuance or distribution.

(b)  If (x) any capital reorganization or reclassification of the capital stock of the Company (other than as a result of a stock dividend, subdivision or combination of shares or any other event described in Section 3.2(a) above) or (y) any Sale or Merger (as hereinafter defined) (each a “Corporate Change”) of the Company shall be effected in such a way that holders of Common Stock shall be entitled to receive capital stock, other securities or property with respect to or in exchange for Common Stock, then, as a condition of such Corporate Change, lawful and adequate provisions shall be made, whereby each holder of a share or shares of Series A Preferred Stock shall, upon conversion thereof, receive such kind and shares of capital stock, other securities or property as may be issued or payable with respect to or in exchange for the number of shares of such Common Stock into which the Series A Preferred Stock held at the time of such Corporate Change shall have been convertible. In the event of any Corporate Change, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of capital stock, other securities or property thereafter receivable upon conversion of shares of the Series A Preferred Stock. The Company shall not effect any Corporate Change unless, prior to the consummation of such Corporate Change, the successor or combined corporation (if other than the Company) or the acquiring corporation, by written instrument (in form and substance reasonably satisfactory to holders of all of the shares of Series A Preferred Stock then outstanding), undertakes the obligations of the Company described in the first sentence of this Section 3.2(b) and assumes the obligation to deliver to each holder of Series A Preferred Stock such shares of capital stock, other securities or property that the holder is entitled to receive in accordance with this Section 3.2(b). An adjustment made pursuant to this Section 3.2(b) shall become effective at the time at which such Corporate Change becomes effective. For purposes of this Certificate of Designations, a “Sale or Merger” shall mean (i) the sale or other disposition of all or substantially all of the Company’s assets or (ii) the acquisition of the Company by another entity by way of merger or consolidation, or any other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Company for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its parent or subsidiary.

(c)  In the event that the Company shall make a distribution payable in securities of other entities or persons, evidences of indebtedness issued by other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Sections 4.2(a) or (b) above, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series A Preferred Stock were convertible as of the record date fixed for the determination of the holders of shares of Common Stock entitled to receive such distribution or, if no such record date is fixed, as of the date such distribution is made. Upon making such distribution available to the holders of the Series A Preferred Stock, no adjustment shall be made in the Series A Conversion Ratio.

(d)  The Series A Conversion Price shall also be subject to adjustment as follows:

(i)        Special Definitions. For purposes of this Section 3.2(d), the following definitions shall apply:

(A)  “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined herein), other than rights, options or warrants to subscribe for, purchase or otherwise acquire securities that are excluded from the definition of “Additional Shares of Common Stock” (as defined herein).

(B)  “Original Issue Date” shall mean the date on which a share of Series A Preferred Stock was first issued.

(C)  “Convertible Securities” shall mean any evidence of indebtedness, or shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

(D)  “Additional Shares of Common Stock” shall mean all shares of Common Stock or Common Stock equivalents issued or issuable by the Company on or after the Original Issue Date, other than shares of Common Stock or Common Stock equivalents issued or issuable at any time pursuant to the following:

(1)  upon conversion of the Series A Preferred Stock authorized herein;

(2)  to officers, directors, employees, consultants or advisors of the Company or its subsidiaries, directly (or pursuant to the exercise of options or conversion of Convertible Securities) or pursuant to any stock purchase or stock option plan or other arrangement approved by the Board of Directors before or after the date of this Certificate of Designations;

(3)  pursuant to the exercise or conversion, whichever is applicable, of rights, options, warrants or Convertible Securities outstanding as of the date of the filing of this Certificate of Designations;

(4)  in connection with the acquisition by the Company of all or part of another entity, by stock acquisition or exchange, merger or other reorganization, or by the purchase of all or part of the assets of such other entity (including securities issued to persons formerly employed by such other entity and subsequently hired by the Company and to any brokers or finders in connection therewith), pursuant to which the Company or its stockholders own 50% or more of the voting power of the acquired, surviving or successor company; or

(5)  in connection with a stock dividend, stock split, or other transaction addressed in Sections 4.1(b) or 4.2(a), (b) or (c) hereof.

(E)  “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of the Common Stock issuable at such time upon conversion of any Convertible Securities then outstanding, plus the number of shares of the Common Stock issuable at such time upon the exercise of all then outstanding Options, including any options or warrants outstanding as of the date of the filing of this Certificate of Designations.

(ii)  Issue of Options and Convertible Securities. In the event that the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (other than Options or Convertible Securities excluded from the definition of Additional Shares of Common Stock under Section 3.2(d)(i)(D) hereof and Options or Convertible Securities that provide for the issuance of securities excluded from the definition of Additional Shares of Common Stock under Section 3.2(d)(i)(D) hereof), then the number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities therefor, the number of shares of Common Stock into which such Convertible Securities are convertible or exchangeable, shall be deemed to be Additional Shares of Common Stock.

(iii)  Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock.

(A)  Participating Holders. In the event the Company, at any time after the Original Issue Date shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issuance, then and in such event, the Series A Conversion Price shall be reduced, concurrently with such issuance in order to increase the number of shares of Common Stock into which a share of Series A Preferred Stock is convertible, to a price (calculated to the nearest cent) determined by multiplying:

(1)  the Series A Conversion Price in effect immediately prior to the issuance of such Additional Shares of Common Stock by

(2)  a fraction of which (x) the numerator shall be the sum of (1) the number of shares of Common Stock Deemed Outstanding and (2) the number of Additional Shares of Common Stock that the aggregate consideration for the number of shares of Common Stock so offered would purchase at the Series A Conversion Price in effect immediately prior to such issuance; and (y) the denominator shall be the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance plus the number of shares of such Additional Shares of Common Stock so issued or sold or deemed issued or sold.

(iv)  Determination of Consideration. For purposes of this Section 3.2, the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A)  Cash and Property.

(1)  Such consideration shall, insofar as it consists of cash, be computed at the gross amount of cash received by the Company, excluding expenses, discounts and commissions payable by the Company in connection with such issuance;

(2)  such consideration shall, insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board of Directors; and

(3)  in the event Additional Shares of Common Stock are issued together with other shares of capital stock or other securities or assets of the Company for consideration that covers in the aggregate the Additional Shares of Common Stock and such other shares or securities or other assets, the proportion of such consideration allocated to the Additional Shares of Common Stock shall be computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(B)  Options and Convertible Securities. The consideration per share receivable by the Company for Additional Shares of Common Stock issuable pursuant to Section 3.2(d)(ii) relating to Options and Convertible Securities shall be determined by dividing:

(1)  the total amount, if any, received by the Company as consideration for the issuance of such Options or Convertible Securities, plus the aggregate amount of additional consideration payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)  the number of shares of Common Stock issuable upon the exercise of such Options, the conversion or exchange of such Convertible Securities and, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(v)  Readjustment for Expiration of Options, Rights or Warrants. Upon the expiration or termination of any Options, or any such rights to convert or exchange Convertible Securities, the Series A Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall then be recomputed to reflect the issuance of only the number of shares of Common Stock (and Options and Convertible Securities that remain in effect) that were actually issued upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities.

(vi)  Readjustment for Conversion of Debenture. In addition to any of the other adjustments provided for herein, in the event of a conversion of the Series A Preferred Stock pursuant to Section 3.1(b) hereof, and provided that the weighted average of the price per share of the shares of Common Stock underlying the Debenture upon the conversion of such Debenture is less than the then-effective Series A Conversion Price, the Series A Conversion Price shall be adjusted equitably such that it is equal to the weighted average of the price per share of the shares of Common Stock underlying the Debenture upon the conversion of such Debenture.

(vii)  No Adjustment of Series A Conversion Price.

(A)  No adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issuance.

(B)  Notwithstanding anything to the contrary in this Article 4, the Series A Conversion Price shall not be reduced or increased if any such change would result in the Series A Conversion Price being decreased or increased by less than one cent (subject to proportionate adjustment in the case of recapitalizations, stock splits, stock dividends, and combinations of shares of Common Stock), but any such amount shall be carried forward and any such reduction or increase with respect thereto shall be made at the time of and together with any subsequent change which, together with such amount, and any other amount or amounts so carried forward, shall aggregate one cent or more. Upon adjustment, the Series A Conversion Price shall be rounded up or down to the nearest whole cent, which rounding shall be considered in all subsequent adjustments by calculating from the original Series A Conversion Price so that the cumulative effect of rounding is equitably negated to the maximum extent possible.

(e)  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 3.2, the Company at its expense shall promptly compute such adjustment or readjustment of the Series A Conversion Price in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of: (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or deemed to have been issued; (ii) the Series A Conversion Price in effect immediately prior to such adjustment or readjustment; (iii) the number of Additional Shares of Common Stock issued or deemed issued; and (iv) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (x) all such adjustments and readjustments of the Series A Conversion Price since the Original Issue Date and (y) the Series A Conversion Price then in effect.

3.3  Procedures for Conversion.

(a)  In order to exercise conversion rights pursuant to Section 3.1(a) hereof, the holder of shares of the Series A Preferred Stock to be converted shall deliver an irrevocable written notice of such exercise to the Company at its principal office. The holder of any shares of Series A Preferred Stock shall, upon any conversion of such Series A Preferred Stock in accordance with this Article 4, surrender certificates representing the shares of Series A Preferred Stock to the Company, at its principal office, and specify the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such holder shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable and, if applicable, after payment of all transfer taxes (if such transfer is to a person or entity other than the holder thereof), the Company shall deliver or cause to be delivered certificate(s) representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holder of the Series A Preferred Stock so converted shall be entitled. Such conversion, to the extent permitted by applicable law, shall be deemed to have been effected as of the date of receipt by the Company of any notice of conversion pursuant to Section 3.1(a) hereof or, in the case of an automatic conversion pursuant to Section 3.1(b) hereof, upon the occurrence of any event specified therein. Upon conversion of any shares of Series A Preferred Stock, such shares shall cease to constitute shares of Series A Preferred Stock and shall represent only the right to receive shares of Common Stock into which they will be converted.

(b)  In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Company shall round up to the nearest whole share such fractional interest.

(c)  The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

3.4  Notices of Record Date. In the event that the Company shall at any time: (i) declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, capital stock or other securities; (ii) effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; (iii) merge or consolidate with or into any other corporation or other entity; (iv) sell, lease or convey all or substantially all of its property or business; or (v) liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall mail to each holder of Series A Preferred Stock:

(a)  at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (ii), (iii), (iv) and (v) in this Section 3.4; and

(b)  in the case of the matters referred to in clauses (ii), (iii) and (iv) in this Section 3.4 written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for capital stock, other securities or property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or ten (10) days after the Company has given notice of any material changes provided for herein.

3.5  No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

3.6  Issuer Taxes. The Company shall pay any and all issuer and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

ARTICLE 4

REDEMPTION RIGHTS

The Company shall not be obligated or entitled to redeem any shares of the Series A Preferred Stock.

ARTICLE 5

VOTING RIGHTS

5.1  General. Subject to Section 5.2 hereof, the holders of shares of Series A Preferred Stock (and the holders of any other shares of preferred stock that may have similar voting rights) shall vote together with the holders of shares of Common Stock and any other series of preferred stock or common stock that, by its terms, votes on an as-if-converted basis with the Common Stock on all matters to be voted on or consented to by the stockholders of the Company, except as may otherwise be required under the DGCL. With respect to any such vote or consent, each holder of Series A Preferred Stock shall be entitled to the number of votes that such holder would have if the Series A Preferred Stock held by such holder were converted into Common Stock in accordance with Article 4 hereof on the record date for determination of holders of Common Stock entitled to participate in such vote or action by consent.

5.2  Stockholder Approvals. So long as any shares of the Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Company is required by the DGCL or its Certificate of Incorporation and in addition to any other vote that may be required by the DGCL, without the prior approval of the holders of all of the then outstanding shares of Series A Preferred Stock, given in person or by proxy, either in writing or at a special meeting called for that purpose, the Company shall not:

(a)  authorize or issue any equity security having any preference over the Series A Preferred Stock with respect to dividends or liquidation preference (or create any obligation or any security convertible into or exchangeable for, or having any option or right to purchase, any such equity security having any preference over the Series A Preferred Stock with respect to dividends or liquidation preference) or increase the number of authorized shares of Series A Preferred Stock; provided, however, that any approval of any action set forth in this Section 5.2(a) shall not be unreasonably withheld or delayed; or

(b)  amend, alter or repeal any provision of, or add any provision to, the Company’s Certificate of Incorporation, any Certificate of Designations or Bylaws if such action would adversely alter or change in any material respect the rights, preferences or privileges of the holders of the Series A Preferred Stock.

ARTICLE 6

MISCELLANEOUS

6.1  Headings of Sections. The headings of the various Articles and Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

6.2  Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation set forth herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

6.3  Amendment. This Certificate of Designations constitutes an agreement between the Company and the holders of the Series A Preferred Stock. It may be amended by vote of the Board of Directors with the affirmative consent of the holders of all of the outstanding shares of the Series A Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by a duly authorized officer of the Company.

Dated: June 29, 2006	ENIGMA SOFTWARE GROUP, INC.

	By:	/s/ Colorado Stark
Name: Colorado Stark
Title: Executive Chairman